Exhibit (a)(1)(ii)

MGM MIRAGE EXCHANGE OFFER
ELECTION FORM

Employee Name:

If you wish to exchange Eligible Awards, you must sign, date and submit, and we must receive, this Election Form by 5:00 p.m. Pacific Daylight Time, Monday, October 6, 2008. You may change your election to exchange Eligible Awards as often as you wish until 5:00 p.m. Pacific Daylight Time, Monday, October 6, 2008. At that time your election to exchange Eligible Awards, if any, in effect will become irrevocable, unless the Offer is extended by MGM MIRAGE in its sole discretion. You should read carefully the attached instructions forming part of the Terms and Conditions of the Offer.

•	Indicate your election for each Eligible Award in the appropriate box (“Exchange” or “Decline”).

•	Sign and date the election form and return to MGM MIRAGE by one of the following methods:

•	faxing to: 702.632.9881

•	mailing (by regular or overnight mail) to:

Cathryn Santoro
Senior Vice President & Treasurer
MGM MIRAGE
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119

•	scanning and e-mailing to: mgmtreasury@mgmmirage.com

•	Election Forms SHOULD NOT be returned by hand delivery or intraoffice mail and MGM MIRAGE will not be responsible for any Election Forms that are not delivered as indicated above.

All questions about the Exchange Offer program should be directed to the MGM MIRAGE Stock Plan Service Center at 1-877-992-4644.

Eligible Awards
Shares
	Subject to	Exercise		RSUs
Option/SAR	Option/SAR	Price	Exchange	to be issued
Grant Date	Grant	(Per Share)	Ratio	in the Exchange	Exchange*	Decline*

					☐	☐
					☐	☐
					☐	☐

*	For each grant in the table above, if neither the “Exchange” nor “Decline” box is chosen, you will be considered to DECLINE the election to exchange Eligible Awards.

By signing and dating below, I acknowledge (1) that the Offer is subject to the terms of the Offer to Exchange and this Election Form, (2) that my participation in the Offer is voluntary, (3) that by tendering my Eligible Awards pursuant to the procedures described in the Offer to Exchange, I have accepted the terms and conditions of the Offer, subject to my rights of withdrawal and your acceptance of my tendered Eligible Awards in accordance with the Offer and (4) that your acceptance of my Eligible Awards tendered pursuant to the Offer constitutes a binding agreement between you and me upon the terms and subject to the conditions of the Offer.

Date	Signature

Time	Employee Name (please print)